Exhibit 10.1

[ALIXPARTNERS LLC letterhead]

August 30, 2004

Mr. Glen Shank
Chairman and President
Duckwall-ALCO Stores, Inc.
401 Cottage St.
Abilene, KS 67410-2832

Mr. Jeff Macke
Director
Duckwall-ALCO Stores Inc.
2001 Union St
Suite 320
San Francisco, CA 94123

Mr. Warren Gfeller
Director
5428 Payne Court
Shawnee, KS 66226

Mr. Dennis Mullin
Director
Steel & Pipe Supply Company
555 Poyntz Ave., Suite 111
Manhattan KS, 66502

Re: Letter of Engagement for Consulting Services

Gentlemen:

Thank you for the opportunity to submit this letter of engagement to assist Duckwall-ALCO (“DA” or the “Company”). AlixPartners, LLC (“AlixPartners”) welcomes the opportunity to collaborate with DA in its efforts to improve operating performance and enhance shareholder value. This letter describes an approach that is designed to create a plan for improving the performance of DA. Subsequent work may involve implementation of this plan. The terms of which will be documented in a separate agreement.

This letter outlines the understanding between AlixPartners and DA of the objective, tasks, work product, staffing and economic model for the engagement of AlixPartners to design a program to improve the operating performance of DA.

OBJECTIVE

Based on our discussions, the objective for this effort is clear:

To develop a prioritized action plan that, if successful, can increase the EBITDA of DA, enable DA to compete more effectively, and ultimately increase shareholder value.

TASKS

The tasks associated with this effort will focus in four areas: strategy, finance, operations, and information technology.

We will have a small team led by Mark Toney that will perform the QuickStrikeTM analysis and develop the plan. That team will report directly to a subcommittee of the Board of Directors of DA.

OVERSIGHT

AlixPartners will report directly to the Board subcommittee. Further, Mr. Glen Shank, the Chairman of the Board and President of DA, will work with our team throughout the assessment to ensure that AlixPartners receives accurate information in a timely manner.

WORK PRODUCT

Our work product from Phase One will be in the form of:

•	Information to be discussed with the Board and others, as you may direct.
•	Written reports and analysis worksheets to support our suggestions as we deem necessary or as you may request.

STAFFING

Mark Toney will be responsible for the Phase One engagement. Mark will provide project oversight and manage the work efforts of the team. He will be assisted by consultants at various levels, all of whom have a wide range of skills and abilities related to this type of assignment.

We anticipate initially using a team of three on-site consultants for Phase One of the engagement, plus Mr. Toney. We will also leverage our in-house research staff and capabilities, and we may call on other subject matter experts (at no incremental cost to DA) to add to our understanding and capabilities.

ECONOMIC MODEL

The economic model for this engagement is described in Schedule 2. We typically work for a combination of hourly fees and contingent success fees. Due to the nature of the work in this initial phase, we do not believe a success fee approach is appropriate. Instead, we will bill hourly and commit to a fixed cost.

We will require a retainer of $100,000 to be applied against the time charges and expenses specific to the engagement in accordance with Section 2 of the attached General Terms and Conditions.

*        *        *

The terms and conditions set out in the attached Schedules and the General Terms and Conditions form part of and are incorporated by reference herein to this agreement.

Thank you for considering AlixPartners for this important assignment. If these terms meet with your approval, please sign and return the enclosed copy of this letter and wire transfer the amount to establish the retainer.

Sincerely yours,

ALIXPARTNERS, LLC

/s/ Melvin R. Christiansen

Melvin R. Christiansen
Principal

Acknowledged and Agreed to:

DUCKWALL-ALCO STORES, INC.

By:	/s/ Charles E. Bogan

Its:	Vice President

Dated:	September 13, 2004

SCHEDULE 1

DEFINITIONS AND INTERPRETATION

Affiliate	Affiliates of AlixPartners include AP Services, LLC, a company that provides temporary employees, AlixPartners Ltd., AlixPartners GmbH and AlixPartners S.r.l., which are financial advisory and consulting firms, The System Advisory Group, providing information technology services, Partnership Services, LLC, a company that provides temporary employees, and the Questor funds, which are private equity funds that invest in special situations and under-performing companies;

Agreement	the terms and conditions set out in this letter;

Break Fee	No break fee proposed;

Confidential Information	The parties shall be bound by the confidentiality letter agreement dated August 20, 2004.

Expenses	out-of-pocket expenses which are necessarily incurred by AlixPartners in the performance of the Services, as more particularly described in Schedule 2;

Fees	The fees payable by the Company to AlixPartners in accordance with Schedule 2.

General Terms and Conditions	the terms and conditions attached to and forming part of this Agreement;

Party or Parties	a party or the parties to this Agreement (as the case may be);

Personnel	AlixPartners directors, officers, employees, agents, contractors and sub-contractors;

Retainer	such advance payment on account of Fees and Expenses as AlixPartners shall request from the Company from time to time;

Schedules	the schedules attached to and forming part of this Agreement, as such schedules may be amended from time to time in accordance with this Agreement;

Services	the services to be provided by AlixPartners under this Agreement;

Success Fee	no success fees proposed; and

Termination Date	the date of completion of Phase One, unless terminated prior to that date pursuant to this Agreement.

SCHEDULE 2

FEES AND EXPENSES

1.	Professional Fees: We typically work for a combination of hourly fees and contingent success fee. In this case, the cost for this work is $470,000. If at the conclusion of Phase One, DA and AlixPartners agree that we are not moving forward into the implementation phase, DA will pay AlixPartners the full amount of $470,000, less the retainer. If by mutual agreement DA and AlixPartners move forward into implementation, AlixPartners will put $220,000 of its fees towards a shared risk program that DA and AlixPartners will mutually define and agree to prior to the inception of the subsequent phase.

2.	Out-of-Pocket Expenses: In addition to the fees set forth above, DA will pay directly or reimburse AlixPartners upon receipt of periodic billings for all out-of-pocket expenses incurred. AlixPartners agrees that its employees providing the Services shall comply with the expense policy promulgated by the Company.

SCHEDULE 3

DISCLOSURES

We know of no fact or situation that would represent a conflict of interest for us with regard to the Company. However, we have not completed a thorough check of the parties in interest with regard to the Company, as we have not received the list of the parties in interest. However, as soon as practicable after receiving the list, we will provide you with a listing of parties with whom we have current or prior relationships that may be related to the Company. We will provide this so that you might assess the impact, if any, that you believe such disclosures have upon our relationship.

The Parties agree that this Schedule 3 may be updated from time to time to disclose additional connections or relationships between AlixPartners and the interested parties.

ALIXPARTNERS, LLC GENERAL TERMS AND CONDITIONS

These General Terms and Conditions (“Terms”) shall govern the services provided by AlixPartners, LLC (“AlixPartners”) as set forth in the letter agreement executed by the Company and AlixPartners to which these Terms are attached.

Section 1. Company Responsibilities

        Company will undertake responsibilities as set forth below:

1.	Provide reliable and accurate detailed information, materials, documentation, and

2.	Make decisions and take future actions, as the Company determines in its sole discretion, on any recommendations made by AlixPartners in connection with the tasks or deliverables under this Agreement.

AlixPartners’ delivery of the services and the fees charged are dependent on (i) Company’s timely and effective completion of its responsibilities; and (ii) timely decisions and approvals made by the Company’s management. Company shall be responsible for any delays, additional costs, or other deficiencies caused by not completing its responsibilities.

Section 2. Timing, Fees, and Expenses.

The engagement will commence on or about September 14, 2004, subject to receipt of a signed engagement letter and the retainer.

Hourly Fees. For purposes of monthly billings, our fees will be based on the hours charged at our hourly rates as set forth in the letter agreement. We review and revise our hourly billing rates effective January l of each year.

Contingent Success Fees. As described in the attached agreement.

Out-of-Pocket Expenses. As set forth in Paragraph two, Schedule 2. .

Retainer. We require a retainer to be applied against the time charges and expenses specific to the engagement. We will submit monthly invoices for services rendered and expenses incurred as described above, and will offset such invoices against the retainer. Payment will be due upon receipt of the invoices to replenish the retainer to the agreed-upon amount. Any unearned portion of the retainer will be returned to you at the termination of the engagement.

Section 3. Relationship of the Parties.

The parties intend that an independent contractor relationship will be created by this Agreement. AlixPartners is not to be considered an employee or agent of the Company and the employees of AlixPartners are not entitled to any of the benefits that the Company provides for the Company’s employees.

The Company also agrees not to solicit, recruit, or hire any employees or agents of AlixPartners for a period of two years subsequent to the completion and/or termination of the letter agreement.

Section 4. Confidentiality.

The parties have entered into a confidentiality letter agreement dated August 20, 2004. In addition, AlixPartners will have the right to disclose to others in the normal course of business its involvement with the Company.

The Company acknowledges that all advice (written or oral) given by AlixPartners to the Company in connection with AlixPartners’ engagement is intended solely for the benefit and use of the Company (limited to its management and board of directors) in considering the services to which it relates. The Company agrees that no such advice shall be used for any other purpose or reproduced, disseminated, quoted, or referred to with attribution to AlixPartners at any time, in any manner, or for any purpose other than accomplishing the services referred to herein without AlixPartners’ prior approval (which shall not be unreasonably withheld) except as required by law.

Section 5. Intellectual Property.

Except for those methodologies, processes techniques, ideas, concepts and know-how developed independently by AlixPartners or supplied in connection with this agreement and prior to this agreement (collectively known as “Work Product”), Company shall retain all right, title, and interest in and to: (i) the Work Product, including but not limited to, all patent, copyright, trademark, and other intellectual property rights therein; and (ii) all methodologies, processes, techniques, ideas, concepts, and know-how embodied in the Work Product. AlixPartners hereby transfers and assigns to Company all right, title, and interest that AlixPartners may have in the Work Product and all intellectual property rights therein. Company may, solely for its internal business purposes, use, copy, distribute internally, and modify the Work Product described under the letter agreement. The Company shall not, without AlixPartners’ prior written consent (which shall not be unreasonably withheld), disclose to a third party, publicly quote, or make reference to the Work Product. Subject to the confidentiality restrictions contained in Section 4, AlixPartners may use the Work Product for any purpose.

Section 6. Framework of the Engagement.

The Company acknowledges that it is hiring AlixPartners purely to assist and advise the Company in business planning. AlixPartners’ engagement shall not constitute an audit, review, or compilation, or any other type of financial statement reporting or consulting engagement that is subject to the rules of the AICPA, the SSCS, or other such state and national professional bodies.

Section 7. Indemnification

In consideration of our agreement to act on your behalf in connection with this engagement, you agree to indemnify, hold harmless, and defend us (including our principals, employees, and agents) from and against all claims, liabilities, losses, damages, and reasonable expenses as they are incurred, including reasonable legal fees and disbursements of counsel, and the costs of our professional time (our professional time will be reimbursed at our rates in effect when such future time is required), relating to or arising out of the engagement, including any legal proceeding in which we may be required or agree to participate but in which we are not a party. We, our principals, employees, and agents, may, but are not required to, engage a single firm of separate counsel of our choice in connection with any of the matters to which this indemnification agreement relates. This indemnification agreement does not apply to actions taken or omitted to be taken by us in bad faith.

AlixPartners agrees to indemnify, hold harmless, and defend the Company from and against all claims, liabilities, losses, damages, and reasonable expenses as they are incurred, including reasonable legal fees and disbursements of counsel, from any third-party claims relating to or arising out of the engagement.

AlixPartners is not responsible for any third-party products or services. The Company’s sole and exclusive rights and remedies with respect to any third party products or services, are against the third party vendor and not against AlixPartners.

Section 8. Disclosures.

We know of no fact or situation, other than those disclosed in Schedule 3, which would represent a conflict of interest for us with regard to the Company.

While we are not aware of any relationships, other than those disclosed in Schedule 3, that connect us to any party in interest, because AlixPartners is a consulting firm that serves clients on a national basis in numerous cases, it is possible that AlixPartners may have rendered services to or have business associations with other entities which had or have relationships with the Company. AlixPartners has not and will not represent the interests of any of these aforementioned entities in this case, involving the Company.

Section 9. Governing Law.

This letter agreement is governed by and construed in accordance with the laws of the State of Michigan with respect to contracts made and to be performed entirely therein and without regard to choice of law or principles thereof.

Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration. Each party shall appoint one non-neutral arbitrator. The two party arbitrators shall select a third arbitrator. However, if within thirty days after their appointment the two party arbitrators do not select a third arbitrator, the third arbitrator shall be selected by the American Arbitration Association (AAA). The arbitration shall be conducted under the AAA’s Commercial Arbitration Rules, and the arbitrators shall issue a reasoned award. The arbitrators may award costs and attorneys’ fees to the prevailing party. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

Section 10. Termination and Survival.

This Agreement may be terminated at any time by written notice by one party to the other; provided, however, that notwithstanding such termination, AlixPartners will be entitled to any fees and expenses due under the provisions of the Agreement, in accordance with Schedule 2. Such payment obligation shall inure to the benefit of any successor or assignee of AlixPartners.

Additionally, if AlixPartners is terminated by the Company for cause (as defined below), AlixPartners will only be entitled to fees earned to the date of termination. Cause shall mean:

(a) an AlixPartners representative acting on behalf of the Company is convicted of a felony, or

(b) it is determined in good faith by the Board of Directors of the Company, and after thirty (30) days notice and opportunity to cure, either (i) an AlixPartners representative engages in misconduct injurious to the Company, or (ii) an AlixPartners representative breaches any of his or its material obligations under this Agreement, or (iii) an AlixPartners representative willfully disobeys a lawful direction of the Board of Directors or senior management of the Company.

Sections 2, 4, 5, 7, 9, 10, and 11 shall survive the expiration or termination of the Agreement.

Section 11. General.

Severability. If any portion of the letter agreement shall be determined to be invalid or unenforceable, we each agree that the remainder shall be valid and enforceable to the maximum extent possible.

Entire Agreement. The Terms and the attached letter agreement contain the entire understanding of the parties relating to the services to be rendered by AlixPartners and may not be amended or modified in any respect except in writing signed by the parties. AlixPartners will not be responsible for performing any services not specifically described in this letter or in a subsequent writing signed by the parties. If there is a conflict between these Terms and the letter agreement, these Terms shall govern.

Notices. All notices required or permitted to be delivered under this letter agreement shall be sent, if to AlixPartners, to the address set forth in the letter agreement, to the attention of Mr. Melvin R. Christiansen, and if to Company, to the address set forth in the letter agreement, to the attention of your General Counsel, or to such other name or address as may be given in writing to the other party. All notices under the letter agreement shall be sufficient if delivered by facsimile or overnight mail. Any notice shall be deemed to be given only upon actual receipt.